Exhibit 10.32

AMENDMENT TO THE

NATIONAL SEMICONDUCTOR CORPORATION

2009 INCENTIVE AWARD PLAN

Effective April 4, 2011

This Amendment to the National Semiconductor Corporation 2009 Incentive Award Plan (the “Plan”) is effective as of the date first set forth above (this “Amendment”), this Amendment being approved by the Board of Directors (the “Board”) of National Semiconductor Corporation., a Delaware corporation (the “Company”), on April 4, 2011, in accordance with Section 13.1 of the Plan.  Capitalized but undefined terms shall have the meanings provided in the Plan.

As of result of the foregoing approvals, the Plan is hereby amended as follows:

1.     The first paragraph of Section 13.2(d) of the Plan is hereby amended and restated in its entirety as follows:

“(d)    Notwithstanding any other provision of the Plan:

(i)            Generally.  In the event of a Change in Control where a Holder’s Awards are assumed by the surviving or successor entity (or a parent or subsidiary thereof) or the surviving or successor entity (or a parent or subsidiary thereof) substitutes substantially similar awards for the Holder’s Awards, and within twelve (12) months following such Change in Control, (i) the Company (or an Affiliate) or the surviving or successor entity (or a parent or subsidiary thereof) terminates a Holder’s employment or service without Cause or (ii) the Holder voluntarily terminates his or her employment or service with the Company (or an Affiliate) or the surviving or successor entity (or a parent or subsidiary thereof) due to Good Reason, then such Holder’s remaining unvested Awards (including any substituted awards) shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture restrictions on such Awards (including any substituted awards) shall lapse, on the date of such termination.

(ii)           Fiscal Year 2012 Restricted Stock Units.  Notwithstanding Section 13.2(d)(i), with respect to any Restricted Stock Units granted after April 4, 2011 and before the consummation of the transaction (“FY 2012 RSU Awards”), as contemplated by that certain Agreement and Plan of Merger, by and among the Company, Texas Instruments Incorporated and [Merger Sub], dated as of April 4, 2011 (the “Merger Agreement”), in the event of a Change in Control where a Holder’s FY 2012 RSU Awards are assumed by the surviving or successor entity (or a parent or subsidiary thereof) or the surviving or successor entity (or a parent or subsidiary thereof) substitutes substantially similar awards for the Holder’s FY 2012 RSU Awards, and within twelve (12) months following such Change in Control, the Company (or an Affiliate) or the surviving or successor entity (or a parent or subsidiary thereof) terminates a Holder’s employment or service without Cause, then such Holder’s remaining unvested FY 2012 RSU Awards (including any substituted awards) shall become fully vested and payable, on the date of such termination.  However, if the Merger Agreement is terminated pursuant to its terms, this Section 13.2(d)(ii) shall be of no further force or effect and the treatment of a Holder’s FY 2012 RSU Awards in the event of a Change in Control where such Holder’s FY 2012 RSU Awards are assumed by the surviving or successor entity (or a parent or subsidiary thereof) or such surviving or successor entity (or a parent or subsidiary thereof) substitutes substantially similar awards for the Holder’s FY 2012 RSU Awards, shall be treated in the manner provided by Section 13(d)(i).”

2.     Except as specifically provided for in this Amendment, the terms of the Plan shall be unmodified and shall remain in full force and effect.

The undersigned, being the duly elected and acting Secretary of the Company, hereby certifies that this Amendment was duly approved and adopted by the Board of Directors effective as of the date first referenced above.

By:
[Name]
Secretary